UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2018

AutoWeb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph P. Hannan as Executive Vice President, Chief Financial Officer

By action taken as of December 13, 2018, the Board of Directors of AutoWeb, Inc. (the “Company” or “AutoWeb”) appointed Mr. Joseph P. Hannan, age 47, as Executive Vice President, Chief Financial Officer, to be effective December 17, 2018.

Prior to joining AutoWeb, Mr. Hannan served as the Chief Financial Officer of Social Reality, Inc. (NASDAQ: SRAX) (October 2016 to December 2018). Mr. Hannan was employed by Cumulus Media, Inc. (NASDAQ: CMLS), serving as Senior Vice President, Treasurer and Chief Financial Officer (March 2010 to June 2016), as Interim Chief Financial Officer (July 2009 to March 2010) and Vice President and Controller (April 2008 to July 2009). He also served concurrently as Chief Financial Officer of Modern Luxury Media, an affiliate of Cumulus Media, Inc., from August 2010 to June 2016. From May 2006 to July 2007, Mr. Hannan served as Vice President and Chief Financial Officer of the radio division of Lincoln National Corporation (NYSE: LNC), and from March 1995 to November 2005 he served in a number of executive positions including Chief Operating Officer and Chief Financial Officer of Lambert Television, Inc., a privately held television broadcasting, production and syndication company. Mr. Hannan has served as a director on a number of company boards, and is currently Chairman of Barefoot Luxury, Inc., an international hospitality company based in Atlanta, Georgia. He previously served as a director of Regent Communications, Inc., International Media Group, and iBlast, Inc. Mr. Hannan received his Bachelor of Science degree from the Marshall School of Business at the University of Southern California.

On December 11, 2018, the Compensation Committee (“Compensation Committee”) of the Board of Directors of AutoWeb, approved a base annual salary, a target annual incentive compensation percentage, and a sign-on bonus for, and granted stock options to, Mr. Hannan in connection with his appointment to the position of Executive Vice President, Chief Financial Officer. Mr. Hannan’s base annual salary will be $350,000 and his target annual incentive compensation percentage will be 55% of his base annual salary. His sign-on bonus will be $100,000, payable within 30 days of his commencement of employment with AutoWeb.

The Compensation Committee also approved a grant of stock options to acquire 120,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on The Nasdaq Capital Market on the day Mr. Hannan commences employment with the Company (“Grant Date”). The options will be granted as inducement options under Nasdaq rules. The options will have a term of seven years, and one-third of the options will vest on the first anniversary of the Grant Date and one thirty-sixth of the options shall vest on each successive monthly anniversary of the Grant Date for the following twenty-four months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change in control of the Company or upon a termination of Mr. Hannan’s employment by the Company without cause or by Mr. Hannan for good reason.

Additionally, the Compensation Committee approved severance benefits for Mr. Hannan to provide that if Mr. Hannan’s employment with the Company is terminated by the Company without cause or by Mr. Hannan for good reason, Mr. Hannan would be entitled to: (i) a lump sum payment equal to 6 months of his base annual salary; and (ii) continuation of his health and welfare insurance benefits for 6 months. Mr. Hannan and the Company entered into a Severance Benefits Agreement that was effective upon the commencement of his employment.

The foregoing descriptions of Mr. Hannan’s terms of employment are not complete and are qualified in their entirety by reference to the Offer of Employment, Inducement Stock Option Award Agreement, and Severance Benefits Agreement, which are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

A copy of AutoWeb’s press release announcing the employment of Mr. Hannan is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1	Offer of Employment between Joseph P. Hannan and AutoWeb, Inc. dated November 21, 2018

10.2	Inducement Stock Option Award Agreement between Joseph P. Hannan and AutoWeb, Inc. dated December 17, 2018

10.3	Severance Benefits Agreement between Joseph P. Hannan and AutoWeb, Inc. dated December 17, 2018

99.1	Press Release dated December 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 17, 2018
AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary